Endocare, Inc. CJS Securities, Inc. 4th Annual "New Ideas" Small Cap Investor Conference August 17, 2004

Company Background Endocare is an innovative public medical device company focused on the development of minimally invasive technologies for tissue & tumor ablation and erectile dysfunction. The Company has a strong intellectual property position for its unique technologies that harnesses the powerful benefits of freezing temperature to destroy cells and its vacuum technology. The Company's sophisticated cryosurgical system and disposable probes are FDA approved for all soft tissue applications including the prostate, lung, liver, kidney and bone.

Cryocare TCAP Procedure (Targeted Ablation of the Prostate) Minimally invasive procedure that uses ice to destroy prostate cancer. Requires no radiation beams, no permanent radiation seeds and no radiation exposure. Unique "visualization" of the ice ball under ultrasound unlike other ablation treatments. When measured against radical prostatectomy, is equally effective - without major surgery - allowing for a fast and easy recovery. fast and easy recovery. fast and easy recovery. fast and easy recovery. fast and easy recovery. fast and easy recovery. fast and easy recovery. fast and easy recovery. fast and easy recovery. fast and easy recovery. fast and easy recovery. fast and easy recovery. fast and easy recovery. fast and easy recovery. fast and easy recovery. fast and easy recovery.

Technology - Fully integrated planning, placement and treatment - Designed to be physician user-friendly - Designed to be physician user-friendly - Designed to be physician user-friendly - Designed to be physician user-friendly - Designed to be physician user-friendly - Designed to be physician user-friendly - Designed to be physician user-friendly - Designed to be physician user-friendly - Designed to be physician user-friendly - Designed to be physician user-friendly - Designed to be physician user-friendly - Designed to be physician user-friendly - Designed to be physician user-friendly

Endocare Management Craig T. Davenport - CEO & Chairman - Chief Executive Officer since December 2003; Chairman since January 2004 - 1994 to 2003 CEO & Managing Partner of The D.W. Group Private investment company - 1985 to 1993 President & COO of Tokos Medical Corporation (NASDAQ) Medical device manufacturer and provider of perinatal nursing services - 1974 to 1984 American Hospital Supply Corporation 1982 President, American Physician S & S; 1980 President, American Hospitex - Served on the boards of numerous healthcare companies over the past 20 years William J. Nydam - President & COO - President and COO since March 2003 - 2001 to 2002 CEO & President of Pulse Metric, Inc. Medical device manufacturer of cardiovascular devices - 1999 to 2001 SVP for Science Applications International Corporation Employee-owned research and engineering firm - 1992 to 1999 Premier, Inc. National alliance of healthcare providers; various executive positions including EVP, COO, SVP & CFO - Board Member and Chairman of the Audit Committee of Specialty Laboratories, Inc.

Company Highlights: · Annual growth in procedures 45%+ in markets where overall penetration is less than 3%. Proven & experienced management team. Clinically proven technology in prostate cancer with strong IP positioning and patent protection. $400 million + growing market in prostate cancer. · $750 million + growing market for the treatment of cancer in kidney, lung, liver and the management of bone pain. · Significantly improving gross margins and net income profitability.

Closing 2004 & into 2005 Some of our critical objectives: Remain SEC compliant with our financial reporting. Become compliant with Section 404 of Sarbanes-Oxley legislation by year-end. Get the trading of our stock back on a national exchange. Resolve shareholder lawsuits. Satisfactorily resolve the open SEC and DOJ investigations. Complete the development of a corporate infrastructure that will provide a stable operating environment going forward and foster a culture dedicated to achieving our objectives. Maintain an accelerated procedural growth rate. Develop and expand cryoablation procedures for radiology and oncology. Position ourselves to be profitable and cash flow positive.